SEC FILE NUMBER 000-49696
                                                       CUSIP NUMBER 74975 M 10 7


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
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
(Check one): [_]Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q   [_] Form N-SAR   [_] Form N-CSR
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For Period Ended:           December 31, 2004
                    ------------------------------

[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
         For the Transition Period Ended:____________________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

       RSV Bancorp, Inc.
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Full Name of Registrant

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Former Name if Applicable

2000 Mt. Troy Road
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Address of Principal Executive Office (Street and Number)

Pittsburgh, PA 15212
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X]      (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant requires additional time to complete the accounting for the expenses of the Modified Dutch Auction completed during the quarter ended December 31, 2004.


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PART IV -- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

Robert B. Kastan                        412              322-6107
----------------                        ---              --------
(Name)                              (Area Code) (Telephone Number)
Treasurer/Controller

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no,
identify report(s).                                             Yes  X   No
                                                                    ---     ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?
                                                                Yes      No  X
                                                                    ---     ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                RSV Bancorp, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       February 14, 2005                By   /s/Robert B. Kastan
                                                 -------------------------------
                                                 Robert B. Kastan
                                                 Treasurer/Controller